NEWS RELEASE

For further information, contact:	W. Todd Zehnder, Vice President - Corporate Communications
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY ANNOUNCES OFFICER PROMOTION

LAFAYETTE, LA - June 8, 2007 - PetroQuest Energy, Inc. (NYSE: PQ) announced today that Mark K. Stover has been promoted to Executive Vice President - Business Development. Mr. Stover previously served as Senior Vice President - Business Development and Vice President - Exploration for the Company. Prior to joining PetroQuest in December 2002, Mr. Stover spent sixteen years in technical and supervisory positions with various companies including Newfield, Chevron and Tenneco. Mr. Stover holds a B.S. in Geology from Waynesburg College (PA) and attained a M.S. in Geophysics from Wright State University (OH) in 1986.

“The Board of Directors and I are pleased to promote Mark as he has demonstrated the ability to lead the Company’s Business Development function,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “The Company will continue to aggressively pursue acquisitions both at a property and corporate level, and Mark and his team will lead that charge.”

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, declines in the values of our properties resulting in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions or dispositions and in projecting future rates of production, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.